SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of
     the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant    X
Filed by a Party other than the Registrant

Check the appropriate box:

     Preliminary Proxy Statement
X    Definitive Proxy Statement
     Definitive Additional Materials
     Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      VICORP Restaurants, Inc.
         ------------------------------------------------
         (Name of Registrant as Specified In Its Charter)

                      Stanley Ereckson, Jr.
           ------------------------------------------
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

X    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
      6(i)(3)
     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
    ____________________________________________________________________________

(2) Aggregate number of securities to which transaction applies:
    ____________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1>
    ____________________________________________________________________________

(4) Proposed maximum aggregate value of transaction:
    ____________________________________________________________________________

   [FN]
   <F1> Set forth the amount on which the filing fee is calculated and state how it was determined.


     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
          __________________________________________________________________

    (2)   Form, Schedule or Registration Statement No.:
          __________________________________________________________________

    (3)   Filing Party:
          __________________________________________________________________

    (4)   Date Filed:
          __________________________________________________________________


                       VICORP RESTAURANTS, INC.
                        400 West 48th Avenue
                        Denver, Colorado 80216


                           PROXY STATEMENT


                    Annual Meeting of Shareholders
                      To Be Held April 11, 1995

GENERAL INFORMATION ON THE MEETING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of VICORP Restaurants, Inc. (the "Company") whose principal offices are located at 400 West 48th Avenue, Denver, Colorado 80216, telephone number (303) 296-2121, to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Tuesday, April 11, 1995 at 11:00 A.M. New York time, at 777 Westchester Avenue, White Plains, New York and at any adjournment thereof.

     This Proxy Statement, the form of Proxy and the 1994 Annual Report to Shareholders are first being sent to shareholders on approximately March 2, 1995.

SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered for presentation at the 1996 Annual Meeting of Shareholders must be received by the Company at its executive offices on or before November 2, 1995 to be considered for inclusion in the Company's proxy materials under the rules of the Securities and Exchange Commission.

REVOCABILITY OF PROXY

     Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the shares represented by the proxy, by either
(1) filing with the Secretary of the Company at 400 West 48th Avenue, Denver, Colorado 80216, an instrument revoking the proxy or a duly executed proxy bearing a later date, or (2) attending the meeting and, after notifying the Secretary of the Company, voting the shares covered by the proxy in person.

     Officers and other employees of the Company, for no additional compensation, may solicit proxies by telephone or personal interview as well as by mail. The cost of soliciting proxies will be borne entirely by the Company.

     Only shareholders of record at the close of business on the record date, February 22, 1995, will be entitled to notice of and to vote at the Meeting. There were outstanding on the record date 9,518,093 shares of the Company's $.05 par value Common Stock ("Stock").

     Each share of Stock is entitled to one vote on each matter to come before the Meeting. In the election of Directors, cumulative voting is not allowed. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with the best judgment of the persons named in the solicited proxy. Shares of the Company representing one-third of the votes entitled to be cast by all outstanding shares of Stock will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the Meeting will be sufficient for approval of the matters to come before the Meeting. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum. Broker non-votes are not counted for the purpose of determining whether a proposal has been approved. Since the affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the meeting is required for approval of the matters to come before the meeting, abstentions will have the effect of a negative vote.


        VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

STOCK

     The following table sets forth information as of February 22, 1995 with respect to the beneficial ownership of VICORP's Stock by all persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares, each director of the Company, each of the executive officers named in the Summary Compensation Table (See Compensation of Directors and Executive Officers) and all directors and executive officers of the Company as a group.

                      Name and                      Amount and
                     Address of                     Nature of
    Title of         Beneficial                     Beneficial       Percent
      Class             Owner                       Ownership        of Class
    --------         ----------                     ----------       --------

Stock                First Manhattan Co.            987,145<F1>      10.37%
(par value $.05      437 Madison Avenue
per share)           New York, NY 10022

                     Sound Shore Management         867,600<F2>       9.12%
                     8 Sound Shore Drive
                     Greenwich, CT  06836

                     Southeastern Asset             571,000<F3>       6.00%
                      Management, Inc.
                     6075 Poplar Avenue,
                     Suite 900
                     Memphis, TN  38119

                     Carole Lewis Anderson           12,000<F4>       <F6>
                     3616 Reservoir Road NW
                     Washington, DC  20007

                     Robert S. Benson               168,658<F4>       1.76%
                     32177 Highway 103
                     Evergreen, CO 80439

                     Bruce B. Brundage               23,000<F4>        <F6>
                     5290 DTC Parkway
                     Suite 160
                     Englewood, CO 80111

                     James F. Caruso                 50,100<F4>        <F6>
                     80 S. Eudora
                     Denver, CO 80222

                     Charles R. Frederickson        217,654<F4>       2.25%
                     400 West 48th Avenue
                     Denver, CO 80216

                     John C. Hoyt                    53,868<F4>        <F6>
                     500 East Sixth Street
                     Bartlesville, OK 74003

                     Robert E. Kaltenbach            12,925<F4>        <F6>
                     400 West 48th Avenue
                     Denver, CO  80216

                     Dennis L. Kuper                 38,376<F4>        <F6>
                     400 West 48th Avenue
                     Denver, CO 80216

                     Robert T. Marto                 16,000<F4>        <F6>
                     White Plains Office Park
                     777 Westchester Avenue
                     White Plains, NY 10604

                     Dudley C. Mecum                 15,500<F4>        <F6>
                     540 Madison Avenue
                     New York, NY 10022

                     Dennis B. Robertson             20,000<F4>        <F6>
                     520 Executive Drive
                     Willowbrook, IL 60521

                     Arthur Zankel                   98,400<F5>       1.03%
                     437 Madison Avenue
                     New York, NY 10022

                     All directors                  726,481<F4><F5>   7.32%
                     and executive officers
                     as a group (12 persons
                     including those named above)


   [FN]

   <F1>  Of the 987,145 shares beneficially owned, the shareholder has sole voting power over 251,500 shares, shared voting power over 710,970 shares, sole dispositive power over 251,500 shares and shared dispositive power over 735,645 shares. Arthur Zankel, a director of the Company, is a Co-Managing Partner of First Manhattan Co.

   <F2>  Of the 867,600 shares beneficially owned, the shareholder has sole voting power over 804,600 shares and sole dispositive power over 867,600 shares.

   <F3>  Of the 571,000 shares beneficially owned, the shareholder has sole voting power over 281,000 shares, shared voting power over 290,000 shares, sole dispositive power over 281,000 shares and shared dispositive power over 290,000 shares.

   <F4>  Includes 12,000, 50,000, 18,000, 50,000, 152,000, 16,000, 12,000,
         30,000, 16,000, 14,000, and 18,000 shares which Ms. Anderson, Messrs. Benson, Brundage, Caruso, Frederickson, Hoyt, Kaltenbach, Kuper, Marto, Mecum, and Robertson, respectively, have the right to purchase under options that are presently exercisable.

   <F5>  Includes 79,600 shares owned directly by Mr. Zankel, 18,000 shares which he has the right to purchase under options that are presently exercisable and 800 shares held by or in trust for a family member.

   <F6>  Percent of class is less than 1%.

     VICORP is unaware of any arrangement which would at a subsequent date result in a change in the control of the Company.


                     ELECTION OF DIRECTORS

     Directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and shall qualify.
Each of the persons nominated is currently a member of the Board of Directors.


          NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                    Served as
                                                                    a Director
      Name and Age                      Position                      Since
- --------------------------       -------------------------         ------------

Carole Lewis Anderson, 50        Director of the Company           April 1991

Bruce B. Brundage, 59            Director of the Company           August 1988

Charles R. Frederickson, 57      Chairman of the Board and         June 1968
                                   Co-Chief Executive Officer
                                   of the Company

John C. Hoyt, 67                 Director of the Company           October 1982

J. Michael Jenkins, 48           Director, Co-Chief Executive      August 1994
                                   Officer and President
                                   of the Company

Robert T. Marto, 49              Director of the Company           August 1989

Dudley C. Mecum, 60              Director of the Company           December 1989

Dennis B. Robertson, 57          Director of the Company           August 1988

Arthur Zankel, 62                Director of the Company           October 1988


     Carole Lewis Anderson, a director since April 1991, is currently the President of MASDUN Capital Advisors, a private investment banking company which engages in corporate and real estate finance. From June 1988 to November 1990, Ms. Anderson was President of MNC Investment Bank. MNC Investment Bank, a subsidiary of Maryland National Bank, provided corporate finance, real estate finance, and financial advisory services to public and private companies.

     Bruce B. Brundage became a director of the Company in August 1988. Since 1973, Mr. Brundage has been the President of Brundage & Company, a Denver based company specializing in the private placement of long-term financing and the negotiation, appraisal and arrangement of mergers and acquisitions.
Mr. Brundage is a director of Black Hills Corporation.

     Charles R. Frederickson, a director of the Company since 1968, was appointed to the position of Chairman of the Board in November 1986 and Co-Chief Executive Officer in August 1994.

     John C. Hoyt, a director since October 1982, has for more than the past five years been an officer, director and principal shareholder of Midwest Pancake Houses, Inc. which is a Village Inn franchisee. See Certain Transactions.

     J. Michael Jenkins became a Director of the Company and its Co-Chief Executive Officer and President in August 1994. Immediately prior to his joining the Company, he was the Chairman of the Board and Chief Executive Officer of El Chico Restaurants, Inc., positions which he held since February 1992. From May 1989 to February 1992 Mr. Jenkins served as President and Chief Executive Officer of Metromedia Steakhouses, Inc.

     Robert T. Marto, a director since August 1989, is currently President and Chief Executive Officer of White River Corporation. He served as Executive Vice President and Chief Financial Officer of Fund American Enterprises Holdings, Inc., and as President of its wholly owned subsidiary Fund American Enterprises, Inc. from 1990 to December 1993. Mr. Marto is a director of White River Corporation and Zurich Holdings.

     Dudley C. Mecum became a director in December 1989. Since August 1989, he has been a partner with G.L. Ohrstrom & Company, which acquires and manages companies for investors. Mr. Mecum is also a director of The Travelers, Inc., Lyondell Petrochemical Co., Dyncorp, Fingerhut Companies, Inc. and Roper Industries, Inc.

     Dennis B. Robertson became a director of the Company in August 1988. Mr. Robertson is currently the Chairman and Chief Executive Officer of DOCK'S Great Fish, Inc., which operates seafood restaurants. Prior to his appointment as Chairman, he was the President, a position he held since 1985.

     Arthur Zankel became a director of the Company in October 1988. He is currently the Co-Managing Partner of First Manhattan Co., a position which he has held since 1979. First Manhattan Co. is a money management and institutional research firm. Mr. Zankel is also a director of The Travelers, Inc. and Fund American Enterprises, Inc.

     The Board of Directors, while not having a nominating committee, does have standing Audit and Compensation Committees. The Audit Committee met four times in fiscal 1994, and consisted of Ms. Anderson and Messrs. Brundage, Hoyt, Marto, Mecum, Robertson and Zankel. The function of the Committee is to recommend to the Board of Directors the appointment of the Company's independent auditors, review the fee arrangements and scope of the annual audit, and consider the comments of the independent and internal auditors with respect to internal controls.

     The Compensation Committee, which also acts as the Regular Stock Option Committee for the Company's 1982 Incentive and Non-Qualified Stock Option Plan, was composed of Ms. Anderson and Messrs. Brundage, Marto, Mecum, Robertson and Zankel. That committee met four times during the last fiscal year. The Committee recommends to the Board of Directors officers' salaries, administers executive compensation plans, grants options and approves bonuses for the Company's executive employees.

     During fiscal 1994, the Board of Directors met six times. Each of the Directors attended at least 75% of the meetings of the Board of Directors and the committees of which that person was a member.


        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table discloses compensation received by the Company's Co-Chief Executive Officers and named executive officers for the three fiscal years ended October 30, 1994.

                        Summary Compensation Table
                        --------------------------

                                  Annual Compensation
                              --------------------------
                                                               All Other
                                                                Compen-
Name and Principal                     Salary     Bonus         sation
     Position                  Year      ($)        ($)           ($)
- -------------------            ----    -------    -------      ---------

Charles R. Frederickson        1994    297,115                 4,717<F4>
 Co-Chief Executive Officer    1993    274,423                 4,577<F5>
                               1992    267,692     125,000     4,444<F6>


Robert S. Benson               1994    302,077                 6,217<F4>
President <F1>                 1993    274,423                 4,577<F5>
                               1992    267,692     105,000    23,194<F6>


J. Michael Jenkins             1994     55,192   1,000,000<F3>
 Co-Chief Executive            1993
 Officer and President         1992


James F. Caruso <F7>           1994    221,385      44,000     4,717<F4>
 President/Bakers Square       1993    195,385      84,000
 Division                      1992    156,539     116,480


Robert E. Kaltenbach           1994    143,192      26,950     3,545<F4>
 President/Village Inn
 Division <F2>


Dennis L. Kuper                1994    136,538      20,550     3,537<F4>
 Executive Vice                1993    132,654      16,156     2,982<F5>
 President                     1992    129,538      31,286     8,868<F6>


    <F1>  Mr. Benson resigned as an executive officer and director of the
          Company on June 28, 1994. Mr. Benson's employment with the Company was terminated on July 15, 1994.

    <F2>  Mr. Kaltenbach first became an executive officer of the company during
          1994.

    <F3>  See discussion of Mr. Jenkins' employment contract under Employment
          Contracts and Termination of Employment and Change-of-Control Arrangements.

    <F4>  The amounts shown represent $4,717 paid on behalf of each of Messrs.
          Frederickson, Benson, and Caruso; $3,545 on behalf of Mr. Kaltenbach; and $3,537 on behalf of Mr. Kuper as the Company's matching contribution for the stated individuals to its 401(K) Plan; and $1,500 paid to Mr. Benson under the Company's 1989 Outstanding Stock Purchase Plan. Under that plan, eligible employees could elect annually to use up to the lesser of (i) 25% of that individual's total compensation for that year; or (ii) 50% of that person's incentive compensation to purchase VICORP's common stock in public transactions. If after two years from the purchase date, the employee was still employed with VICORP and continued to own the stock, VICORP would pay the employee a cash bonus equal to 25% of the amount used to purchase it. The amount stated is the 25% cash bonus paid to Mr. Benson in 1994 under that plan.

    <F5>  Represents the Company's matching contribution for the stated
          individuals to its 401(K) Plan during fiscal 1993.

    <F6>  The amounts shown represent $4,444 paid on behalf of each of Messrs.
          Frederickson and Benson and $2,523 on behalf of Mr. Kuper as the Company's matching contributions for the stated individuals to its 401(K) Plan. An additional $18,750 and $6,345 in cash were paid to Messrs. Benson and Kuper under the Company's 1989 Outstanding Stock Purchase Plan, representing the 25% cash bonus paid to these individuals in 1992 under that plan.

    <F7>  Mr. Caruso resigned on February 17, 1995.



OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                                             Potential Realizable
                                                                             Value at Assumed
                            Individual Grants                                Annual Rates of Stock
                                                                             Price Appreciation
                                                                             for Option Term
- --------------------------------------------------------------------------   ---------------------
                      Number of      % of Total
                      Securities     Options/SARs    Exercise
                      Underlying     Granted to      or Base
                     Options/SARs    Employees in     Price     Expiration
Name                 Granted(#)<F1>  Fiscal Year     ($/Sh)        Date       5% ($)     10% ($)
- ------------------   --------------  ------------    -------    ----------   -------    --------

J. Michael Jenkins      50,000           92.4%        15.00         <F1>     167,500     407,500
                        50,000                        17.25                   55,000     295,000
                        50,000                        19.84                              165,500
                        50,000                        22.81                               17,000
                        50,000                        26.26
                        50,000                        30.17


  <F1> The options vest in their entirety on August 26, 1999 and are exercisable until October 1, 2004, unless Mr. Jenkins dies, becomes permanently disabled, resigns on Just Grounds (a material breach of the agreement by the Company or a material diminution in his duties, authority or responsibilities), or is terminated other than for Just Cause (a material breach of the agreement by Mr. Jenkins, willful or gross neglect of his duties, or willful misconduct in the performance of his duties), in which case the options will be deemed to have vested in increments of 50,000 shares on September 1, 1994 and on October 1, 1995 and each year thereafter through October 1, 1999 and will expire six (6) months after the applicable event. (See Employment Contracts and Termination of Employment and Change in Control Arrangements.)



AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on option/SAR exercises in fiscal 1994 by the named executive officers and the value of such officers' unexercised options/SARs at October 30, 1994.

                                                                      Value of
                                                  Number of         Unexercised In-
                                                 Unexercised         the-money
                                                 Options/SARs       Options/SARs
                                                 at Fiscal           at Fiscal
                                                 Year End            Year End
                                                    (#)                 ($)
                                                 -------------------------------
                           Shares
                         Acquired on    Value
                          Exercise     Realized   Exercisable/     Exercisable/
    Name                     (#)         ($)      Unexercisable    Unexercisable
- -----------------------  -----------  ---------   ------------------------------
Charles R. Frederickson    6,779        0<F1>     152,000/0        $ 1,129,000/0
J. Michael Jenkins                                0/300,000             0/87,500
Robert S. Benson                                   50,000/0                  0/0
James F. Caruso                                    50,000/0             20,000/0
Robert E. Kaltenbach                               12,000/0               75,000
Dennis L. Kuper                                    30,000/0              276,250

  <F1> The value received equaled the exercise price on the date of exercise.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS

     The members of the Compensation Committee for fiscal 1994 were Carole Lewis Anderson, Bruce B. Brundage, Robert T. Marto, Dudley C. Mecum, Dennis B. Robertson and Arthur Zankel.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-OF-
CONTROL ARRANGEMENTS

     In August 1994 Mr. Jenkins entered into a five-year employment agreement. Under that agreement, Mr. Jenkins received a $1 million cash payment upon the execution of the contract and is to receive a base salary of $350,000 per year for the first three years and $450,000 per year for the final two years of the agreement's term. During the term of the employment agreement, he is entitled to earn annual bonuses, not to exceed a cumulative total of $4 million through fiscal year 1999. For the Company's 1995, 1996 and 1997 fiscal years, his annual bonuses, if any, will be 20% of the amount by which the Company's earnings before interest, taxes and the bonus itself exceed $25 million, and for fiscal years 1998 and 1999, 20% of the amount by which such earnings exceed
$32 million.  In no event, however, shall the cumulative bonus paid exceed
$4 million over the term of the contract or, except in the last year of the agreement, $1.5 million in any one year.

     Simultaneously with the execution of the employment agreement, and as a part of it, Mr. Jenkins was granted the option to purchase a total of 300,000 shares of the Company's common stock at prices ranging from $15.00 to $30.17 per share. The options vest on October 1, 1999 and are exercisable until October
1, 2004. In the event Mr. Jenkins dies, becomes permanently disabled, resigns on Just Grounds or is terminated other than for Just Cause the vesting accelerates in 50,000 share increments on September 1, 1994 and on October 1, 1995 and each year thereafter through October 1, 1999.

     In the event the Board of Directors terminates Mr. Jenkins without Just Cause or if he terminates his employment with Just Grounds, the agreement provides that he is to receive the greatest of (i) two times his then current base salary, (ii) $2 million, less the amount of any bonus previously paid or
(iii) any amount accrued but unpaid from bonuses in prior years in excess of $1.5 million but in no event to exceed $4 million.

     If there is a change in control (any person becomes the beneficial owner of 50% or more of the combined voting power of the Company's outstanding securities; a majority of the members of the Board of Directors changes in any period of 12 months, unless the nomination and election of each new director was approved by a vote of at least a majority of the directors then still in office and who were directors at the beginning of the period or any person acquires gross assets of the Company that have an aggregate fair market value of 50% or more of the fair market value of all the Company's gross assets immediately prior to such acquisition) and Mr. Jenkins is terminated within 180 days thereafter, he shall receive the greater of two times his then current salary or $4 million, less the amount of any bonus previously paid to him.

     In addition to the above, the employment agreement provides Mr. Jenkins life, health, hospitalization, disability, vacation and other benefits consistent with those provided to other Company officers. He is also entitled to receive up to $35,000 in reimbursement for relocation costs to Denver.

     In June 1994 an Employment Severance and Mutual Release Agreement was executed by the Company and Mr. Benson. In that agreement, the parties executed a mutual release of claims, VICORP accepted the resignation of Mr. Benson from his position as an officer and director and agreed to pay him $300,000 over the ensuing year, provide him with medical and dental benefits for one year and extended his option exercise period to July 15, 1995.

     Certain employees of the Company, including Messrs. Kaltenbach and Kuper have entered into employment severance agreements with the Company. The term of those agreements expires December 31 of each year; however, they are extended automatically on January 1 of each year, unless ninety days' notice of non-renewal is given by either party. The severance agreement provides that, in the event a covered employee is terminated within one year following a change of control in the Company, the terminated employee will be entitled to the following described payments as applicable. If the employee's termination is by reason of death, disability, retirement or is a voluntary action on the part of the employee, the Company is required to pay the employee all earned, but unpaid, compensation to the date of termination. If the employee is terminated for cause, as defined in the agreement, the Company is required to pay the employee his base salary through the date of termination. If the employee's termination is for reasons other than those specified above, the employee is entitled to all compensation earned and unpaid as of the date of termination; a lump sum cash payment equal to one and one-half times the employee's annual base salary; one year's life, health, hospitalization, dental and disability benefits consistent with those provided by the Company prior to termination; and the right to immediately exercise any granted stock options. Under the severance agreements, a change of control is defined as a change in beneficial ownership of 50% or more of the combined voting power of the Company; the first purchase of stock in a non-Company sponsored tender or exchange offer; or upon shareholder approval of certain merger consolidations, sales or disposition of substantially all of the Company's assets, a plan of liquidation; or a change in at least two-thirds of the members of the Board absent approval of the then existing Board members.

     In April 1989, Mr. Frederickson entered into an employment severance agreement with the Company. The terms of that agreement are substantially the same as described above for other Company employees except (i) if termination is for reasons other than cause, disability, retirement or by the voluntary action of the employee, the lump sum cash payment shall be equal to two and three-quarters times his annual base salary plus the amount equal to the bonus compensation to which he was entitled during the most recent fiscal year in which he earned a bonus; and (ii) if he becomes employed within one year after termination, he shall repay to the Company any cash compensation actually received by him as a result of such employment during the one-year period up to a specified amount.


              REPORT OF THE COMPENSATION COMMITTEE

     This report discusses the manner in which base salaries, incentive compensation and stock option grants for the Company's Co-Chief Executive Officers and other executives named in the Summary Compensation Table were determined for the 1994 fiscal year.

     The Company's compensation policies for the stated individuals are administered by the Compensation Committee of the Board of Directors, all members of which are outside directors. The compensation policies are intended to enhance the financial performance of the Company by aligning the financial interest of the Company's executives with those of its shareholders. The Committee believes that the most effective executive compensation program is one which serves to attract and retain talented individuals who are incented to achieve both current and long-term management goals toward the end of enhancing shareholder value.

     The primary components of executive compensation are base salary, cash bonus and longer-term incentives in the form of stock option grants.


BASE SALARIES:

     The base salaries, which were in the median range of the companies included in the survey described below, of Mr. Frederickson and each of the Named Executives with the exception of Mr. Jenkins for the 1994 fiscal year were determined by the Compensation Committee in December 1993. In making its determinations, the Committee considered the recommendations from an independent compensation consultant, reviewed the information contained in the 1993 Chain Restaurant Compensation Association Survey and evaluated the competitiveness of the entire compensation package.

     The independently conducted Chain Restaurant Compensation Association Survey was deemed to be an appropriate indicator of the competitiveness of the Company's salaries when compared with other restaurant companies because of the number and nature of companies participating. In excess of sixty companies participated representing both publicly and privately owned businesses in various segments of the restaurant industry. Included within that representation were each of the restaurant companies on the Dow Jones Entertainment & Leisure-- Restaurant Index.

     In August 1994 Mr. Jenkins joined the Company as Co-Chief Executive Officer and President. The Compensation Committee, as ratified by the Board of Directors, determined that Mr. Jenkins' compensation package, which was the result of negotiations, was reasonable and necessary to attract him to join the Company, while at the same time aligning a significant portion of his potential compensation to shareholder interests.


BONUS AWARDS FOR 1994:

     Executive bonuses for the 1994 fiscal year were determined by the Compensation Committee on December 2, 1994. In making its determination, the Committee considered the evolution the Company was experiencing throughout the year. That evolution was occasioned by, among other things, the resignation of the Company's President and the ensuing search for and appointment of a new President; the uncertainties associated with the centralization and realignment of many support functions within the Company; and, the reassignment of responsibilities among officers within the Company's operating concepts. Given those factors, the Committee decided that to determine bonuses for fiscal 1994 on specific performance criteria would be inappropriate. Accordingly, the Committee awarded bonuses at a fixed percentage of the officer's target bonus based upon the subjective judgment of the Committee.


1994 STOCK AWARDS:

     Except with regard to Mr. Jenkins who was granted options to purchase 300,000 shares of the Company's common stock as part of his employment agreement with the Company, no additional stock option grants were made nor existing options repriced in 1994 to the named executive officers.




OTHER INFORMATION:

     Recently enacted federal income tax legislation has limited the deductibility of certain compensation paid to certain executive officers of the Company. That legislation does not apply to the 1994 fiscal year of the Company which began prior to January 1, 1994. The Committee intends to monitor the regulations issued pursuant to Section 162(m) of the Internal Revenue Code and to take such actions with respect to executive compensation as are reasonably necessary to preserve the corporate tax deduction for executive compensation paid.


COMPENSATION COMMITTEE MEMBERS:

This report is submitted by the members of the Compensation Committee of the Board of Directors:

                         Dennis B. Robertson, Chairman
                         Carole Lewis Anderson
                         Bruce B. Brundage
                         Robert T. Marto
                         Dudley C. Mecum
                         Arthur Zankel


DIRECTORS' COMPENSATION

     Non-employee directors are compensated for their services at the rate of $2,000 per fiscal quarter, plus $1,000 per day for services rendered, and reimbursement of actual expenses incurred. Each non-employee director is also granted options to purchase shares of the Company's Stock pursuant to the terms of its 1983 Non-Qualified Stock Option Plan ("1983 Plan"). The 1983 Plan, which is mandatory in its operation, provides that each non-employee director when first elected to the Board is granted an option to purchase 10,000 shares of the Company's Stock, which vest 4,000, 4,000, and 2,000 shares over the ensuing three years. Upon a director's election for the fourth consecutive term and each year thereafter, the director is granted an additional 2,000 shares. All options granted under the 1983 Plan are at 100% of the fair market value of the Company's Common Stock on the date of grant.


                       PERFORMANCE GRAPH

     The following performance graph reflects percentage change in the Company's cumulative total shareholder return on common stock as compared with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Entertainment & Leisure - Restaurant Index.

                                1989      1990      1991      1992      1993      1994
                              ---------------------------------------------------------
VICORP Restaurants, Inc.       100.00     94.92    143.22    150.85    140.68    113.56
Dow Jones Restaurants Index    100.00     88.59    119.82    152.11    196.56    185.43
Dow Jones Equity Market Index  100.00     92.79    122.82    137.58    160.07    166.08



                      CERTAIN TRANSACTIONS

     John C. Hoyt, a director of the Company, and members of his family are the principal shareholders of Midwest Pancake Houses, Inc. ("MPH"). MPH has been a franchisee of the Company since 1970 and currently operates seven Village Inn restaurants in Oklahoma. MPH paid an initial franchise fee of $1,000 each for the operating units and pays franchise service fees equal to 1.5% of gross sales at each of those locations. Total franchise service fees paid by MPH in fiscal 1994 were $113,938. MPH additionally was indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at any time during fiscal 1994 was $51,161. As of February 19, 1995, MPH's open account was current.

     MPH is also the managing partner for a franchised Village Inn Restaurant located in New Mexico. In fiscal 1994 the franchisee, 3155 Associates Limited Partnership ("3155"), paid franchise service fees (4% of gross sales at that location) in the amount of $52,986. It was also indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at any time during fiscal 1994 was $5,174. As of February 19, 1995, 3155's open account was current.

RATIFICATION OF CERTAIN TRANSACTIONS

     The transactions described in the foregoing discussion have been approved or ratified by the unanimous vote of those directors having no interest in those transactions. The Company believes that the terms of those transactions are no less favorable to the Company than those that could have been obtained from independent third parties.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Based solely on a review of the written representation of the Company's directors and executive officers and copies of the reports they have filed with the Securities and Exchange Commission, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were complied with.


        RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen L.L.P. served as the Company's independent accountants for the year ended October 30, 1994. The Board of Directors has selected Arthur Andersen L.L.P. to serve as the Company's independent accountants for fiscal 1995. Representatives of Arthur Andersen L.L.P. are not expected to be present at the Meeting.


              1982 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

     The shareholders will be presented at the Annual Meeting with a proposal to extend the term of the 1982 Incentive and Non-Qualified Stock Option Plan
(1982 Plan) by an additional five years. The 1982 Plan is currently due to expire on June 29, 1997. All employees of the Company are eligible to participate in the 1982 Plan. The Board of Directors believes that a meaningful plan is important to aid the Company in encouraging employees to acquire a proprietary interest in the Company, enabling such employees to realize benefits from an increase in the value of the Stock, providing such employees with greater incentive, encouraging their continuance in the Company's service, and generally, promoting the interest of the Company and all of its shareholders. The Board of Directors therefore recommends that the Plan be extended. No other changes in the Plan are being made.

     VICORP adopted the 1982 Plan in June 1982. The 1982 Plan was subsequently amended to provide for the issuance of non-qualified stock options, extended the term of non-qualified options granted on or after December 6, 1986 to ten years and one day, removed the monetary cap on the number of options which can be granted to an employee annually, eliminated the requirement that options granted under the 1982 Plan be exercised in the order in which they are granted, extended the time in which optionees subject to the reporting requirements under
Section 16 of Securities Exchange Act of 1934 ("1934 Act") have to exercise their options upon termination and modified the vesting provisions of the 1982 Plan in the event certain employment severance agreements become effective.

     The 1982 Plan is administered by two committees of at least three members each appointed by the Board. The Regular Stock Option Committee administers the 1982 Plan as it relates to the participation of persons who are not directors of the Company. The Special Stock Option Committee administers the 1982 Plan to the extent it involves participation of directors who are also employees of the Company and officers of the Company subject to the provisions of Section 16 of the 1934 Act. The Special Stock Option Committee consists of individuals who are disinterested as that term is defined in Rule 16b-3(c) under the 1934 Act. Under the 1982 Plan, the appropriate committee determines from time to time the employees of the Company or its subsidiaries who will receive options, the number of shares issuable upon exercise of such options; the purchase price of the shares subject to each option, which may not be less than 100% of the fair market value of the shares on the date the options are granted; the time or time when each option may be exercised; and the duration of options. The committees in making their determinations evaluate the individual's performance and their value to the Company. Those determinations are not governed by any specifically defined criterion.

     Upon the granting of an option under the 1982 Plan, no payment is made to the Company. Upon exercise of a stock option granted under the 1982 Plan, the full purchase price of the number of shares purchased is to be made in cash or certified check unless the committee determines with respect to any option that the payment may be made by the delivery of other shares of Stock of the Company having a fair market value equal to the option price.

     No option under the 1982 Plan is transferable other than by will or the laws of descent and distribution. Options granted under the 1982 Plan will terminate upon death or disability during employment, except that the employee's estate or his heirs or devisees may exercise such options to the extent that they were exercisable by the optionee at the time of death or disability for a period of one year following the date of death or up to the option's expiration date, if earlier. Upon termination of employment for any reason other than death or disability, any option then exercisable shall terminate three months after such date of termination or upon the option's expiration date, if earlier, except for those individuals who are required to file reports with the Securities and Exchange Commission under Section 16 of the 1934 Act. Those individuals' options shall terminate seven months after the person ceases to be a person required to file such reports.

     The number of shares of Stock issuable under the 1982 Plan will be subject to adjustment in the case of stock splits, combinations, stock dividends, reorganizations and similar events.

     The Board of Directors has the right to amend or discontinue the 1982 Plan and, with the consent of the optionee, may change the terms and conditions of outstanding options, provided that without shareholder approval, no amendment may be made which would (i) increase the aggregate number of shares which may be issued under the 1982 Plan, (ii) change the class of employee eligible to receive options, or (iii) remove the administration of the 1982 Plan from the committees.

     Under the 1982 Plan, optionees granted incentive options would not have taxable income at the time such option is granted or exercised. When the optionee sells stock acquired under an incentive stock option, the optionee will be taxed on the realized capital gain if the stock has been held for at least one year and the option had been granted at least two years prior to the date of sale; under these circumstances, the Company would receive no income tax deduction. If the optionee sells the stock prior to the expiration of the one-year or two-year periods, any excess of the sale price over the option exercise price will be taxable to the optionee as ordinary income and the Company will be entitled to a deduction equal to such excess. Options granted under the 1982 Plan subsequent to March 27, 1992 do not qualify for incentive tax treatment.

     An optionee realizes no taxable income or loss upon the receipt of an option but realizes ordinary income or loss upon the exercise of a non-qualified option, to the extent of the difference between the aggregate market price of the shares purchased and the aggregate option exercise price for such shares.
To the extent the optionee realizes ordinary income, the Company is entitled to take a deduction against its gross income.

     As of February 22, 1995, the closing sale price of the Company's stock, as reported by NASDAQ was $16.00.


              1983 NON-QUALIFIED STOCK OPTION PLAN

     The shareholders will be presented at the Annual Meeting with a proposal to approve amendments to the 1983 Plan. There are two amendments with respect to the proposal. First, the 1983 Plan is being amended to extend the term by five years. It is currently due to expire on June 29, 1997. The second amendment increases the number of shares issuable under that Plan by 100,000 shares raising the total number of shares issuable under that Plan to 300,000 shares. Options on 178,000 of the 200,000 shares of Stock currently authorized by shareholders to be granted under the 1983 Plan have been granted.

     The 1983 Plan's purpose is to encourage directors who are not employees of the Company to acquire a proprietary interest in the Company, and to provide such directors with a greater incentive and to encourage their continuance in the Company's service. The Board of Directors therefore recommends the approval of the amendments to the Plan. Other than as discussed above, the terms of the 1983 Plan will remain the same.

     The 1983 Plan, which is mandatory in its operation, provides that each non-employee director when first elected shall be granted an option to purchase 10,000 shares of the Company's Stock. Each option vests according to the following schedule: (1) 4,000 shares shall be vested upon the completion of the fiscal year of the Company in which a non-employee director is first elected to the Board; (2) an additional 4,000 shares shall be vested upon the completion of the fiscal year of the Company in which such non-employee director is elected to a second consecutive term on the Board; and (3) the final 2,000 shares shall be vested upon the completion of the fiscal year of the Company in which such non-employee director is elected to a third consecutive term on the Board.

     The 1983 Plan was amended in May 1987 to provide that each non-employee director of the Company would additionally receive annually an option to acquire 2,000 shares of the Company's Stock concurrently with the election of such director by the shareholders of the Company, commencing with the director's election to serve as a director for his fourth consecutive term.

     The 1983 Plan requires that the exercise price of all options is to be 100% of the fair market value of the Company's stock on the date the option is granted. The duration of each option is to be ten years, unless terminated earlier in accordance with the provisions of the 1983 Plan.

     Upon the granting of an option under the 1983 Plan, no payment is made to the Company. Upon exercise of a stock option, the full purchase price of the number of shares purchased is to be made in cash or certified check or if permitted by the Board of Directors, by the delivery of shares of Stock having a fair market value equal to the option price.

     No option under the 1983 Plan is transferable other than by will or the laws of descent and distribution. Options granted under the 1983 Plan will terminate seven months after the optionee ceases to be an individual required to file reports with the Securities and Exchange Commission under Section 16 of the 1934 Act. Except that upon death or disability of a non-employee director, the director's estate, or his heirs, devisee or personal representative may exercise such option to the extent that it was exercisable by the optionee at the time of death or the director may exercise such option to the extent that it was exercisable at the time of disability for a period of one year following the date of death or the incurrence of a disability.

     The number of shares of Stock issuable under the 1983 Plan or upon the exercise of any option granted under the 1983 Plan will be subject to adjustment in the case of stock splits, combinations, stock dividends, reorganizations and similar events.

     Except on decisions relating to the grant, exercise or exercise price of all the options, all of which are non-discretionary matters under the 1983 Plan, the 1983 Plan is to be administered by the Board of Directors. The Board shall have the right to modify, amend, suspend, or terminate the 1983 Plan in any respect and with the consent of the optionee, may change the terms and conditions of outstanding options, provided that without shareholder approval, no amendment may be made which would (i) increase the aggregate number of shares for which options may be granted under the 1983 Plan, (ii) increase the number of shares which may be issued to any individual director under the 1983 Plan, or
(iii) enlarge the scope of the discretion invested in the Board of Directors in administering the 1983 Plan.

     An optionee realizes no taxable income or loss upon the receipt of an option, but realizes ordinary income or loss upon the exercise of a non-qualified option to the extent of the difference between the aggregate market price of the shares purchased and the aggregate option exercise price for such shares. To the extent the optionee realizes ordinary income, the Company is entitled to take a deduction against its taxable income.


                         OTHER MATTERS

     The Company knows of no other matters to be brought before the Meeting; if other matters properly come before the Meeting, it is the intention of the persons named in the solicited proxy to vote such proxy in accordance with their judgment.


            ANNUAL REPORTS AND FINANCIAL INFORMATION

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended October 30, 1994 is being mailed with this Proxy Statement to each shareholder of record as of February 22, 1995.

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING A COPY IN WRITING AND STATING THAT HE/SHE WAS THE BENEFICIAL OWNER OF SHARES OF STOCK OF THE COMPANY ON FEBRUARY 22, 1995. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO:

                         Peter F. Doane, Vice President
                         VICORP Restaurants, Inc.
                         400 West 48th Avenue
                         Denver, Colorado 80216

     Neither the Company's Annual Report to Shareholders nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation is to be made.

                         By Order of the Board of Directors

                             Stanley Ereckson, Jr.
                             Secretary

Dated:  March 2, 1995.




                              VICORP RESTAURANTS, INC.
                  PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


    The undersigned hereby appoints Charles R. Frederickson, J. Michael Jenkins, or either of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of VICORP Restaurants, Inc. (the "Company") to be held on April 11, 1995 at 11:00 a.m., New York time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.




  X   Please mark your votes as in this example.


                           FOR      WITHHELD                                                  FOR    AGAINST    WITHHELD
1. Election of Directors                            2. Approval of Independent Accountants

                                                    3. To consider and vote upon an
                                                       amendment to the Company's 1982
Nominees: Carole Lewis Anderson, Bruce B. Brundage,    Stock Option Plan.
          Charles R. Frederickson, John C. Hoyt,
          J. Michael Jenkins, Robert T. Marto,      4. To consider and vote upon an
          Dudley C. Mecum, Dennis B. Robertson,        amendment to the Company's 1983
          Arthur Zankel                                Stock Option Plan.



For, except vote withheld from the following nominee(s);

- --------------------------------------------------------



                                SIGNATURE(S)______________________
                                DATE______________________________
                                NOTE: Please sign name exactly as it appears hereon, Joint Owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
